As filed with the Securities and Exchange Commission on November 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IHS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	13-3769440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15 Inverness Way East
Englewood, CO 80112

(Address including zip code of Principal Executive Offices)

AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Stephen Green
IHS Inc.
Senior Vice President and
General Counsel
15 Inverness Way East
Englewood, CO 80112
(303) 790-0600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Richard J. Sandler
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
212-450-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common stock (par value $0.01 per share) (“Common Stock”) (3)	3,688,360	$ 17.12	$ 63,144,723.20	$ 7,432.13

(1)          Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the NYSE on November 14, 2005.

(3)          Each share of Class A common stock includes one series A junior participating preferred stock purchase right pursuant to a Rights Agreement to be entered into between the Company and the rights agent.  The value attributable to the series A junior participating preferred stock purchase rights, if any, is reflected in the offering price of the Class A common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by IHS Inc. (the “Company”), are incorporated herein by reference.

(1)   The Company’s prospectus filed on November 14, 2005 pursuant to Rule 424(b) under the 1933 Act.

(2)   The Company’s description of its capital stock filed on Form 8-A on May 23, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Stephen Green, Senior Vice President and General Counsel, has given his opinion about certain legal matters affecting the shares of the Company’s Class A common stock registered under this Registration Statement.  Mr. Green owns, or has the right to acquire, a number of shares of the Company’s Class A common stock which represents less than 1% of the total outstanding common stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

The Company intends to enter into indemnification agreements with each of its current and future directors to provide such directors with contractual assurances regarding the scope of indemnification set forth in the Company’s amended and restated certificate of incorporation, and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

4.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-1, Commission File No. 333-122565, filed on April 11, 2005).

4.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-1, Commission File No. 333-122565, filed on April 11, 2005).

5	Opinion of Stephen Green, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stephen Green, Esq. (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99.1

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-122565, filed on May 9, 2005).

ITEM 9.  REQUIRED UNDERTAKINGS

(a)   The undersigned Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 16th day of November, 2005.

IHS Inc.

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	Senior Vice President and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Stephen Green his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable IHS Inc. to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Picasso	President and Chief Executive Officer (Principal Executive Officer), Director	November 16, 2005
Charles A. Picasso
/s/ Michael J. Sullivan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2005
Michael J. Sullivan
/s/ Heather Matzke-Hamlin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 7, 2005
Heather Matzke-Hamlin

/s/ Jerre L. Stead	Chairman of the Board	November 16, 2005
Jerre L. Stead

/s/ C. Michael Armstrong	Director	November 4, 2005
C. Michael Armstrong

Signature	Title	Date

/s/ Steven A. Denning	Director	November 16, 2005
Steven A. Denning

/s/ Roger Holtback	Director	November 9, 2005
Roger Holtback

/s/ Balakrishnan S. Iyer	Director	November 16, 2005
Balakrishnan S. Iyer

Director
Michael Klein

/s/ Richard W. Roedel	Director	November 16, 2005
Richard W. Roedel

/s/ Michael v. Staudt	Director	November 16, 2005
Michael v. Staudt

EXHIBIT INDEX

4.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-1, Commission File No. 333-122565, filed on April 11, 2005).

4.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-1, Commission File No. 333-122565, filed on April 11, 2005).

5	Opinion of Stephen Green, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stephen Green, Esq. (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99.1

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-122565, filed on May 9, 2005).